EXHIBIT 10.1

December 16, 2010

Via Hand Delivery
Michael A. Berman
961 Corn Cob Lane
Orange, CT 06477

Dear Mike:

I am pleased to offer you the position of Chief Client Officer with Merisel, Inc. (hereinafter referred to, along with its parents, subsidiaries, affiliates, divisions, successors and assigns, and each of their respective successors and assigns, as the “Company”) under the following terms and conditions:

Compensation.  From the effective date of this letter agreement (the “Agreement”) until December 31, 2010, the Company will pay you an annual base salary of $202,500 which will be paid in accordance with the Company’s customary payroll practices.  Effective January 1, 2011, your annual base salary will be increased to $300,000.

Annual Incentive Bonus.  You are eligible to receive an annual incentive bonus with a target level of forty percent (40%) of your annual base salary.  The Company’s Board of Directors or the Compensation Committee will determine, at its sole discretion, whether you will receive an annual incentive bonus.

Benefits and Expenses.  You are eligible to participate in the Company’s benefit plans on the same terms and conditions as the Company’s other senior executives.  Your benefits will include four (4) annual weeks of paid vacation.  Your appropriate business expenses will be reimbursed in accordance with the Company’s existing policies and procedures.

At-Will Employment.  You will have an at-will employment relationship with the Company, meaning that either you or the Company may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.  Accordingly, this Agreement is not to be construed or interpreted as containing any guarantee of continued employment.  As such, any recitation of certain time periods in this Agreement is solely for the purpose of defining your compensation.  Also, this Agreement is not to be construed or interpreted as containing any guarantee of title or any particular level or nature of compensation.

Severance.  Notwithstanding the foregoing, in the event that the Company terminates you without Cause (as defined below) in the absence of a Change in Control (as defined below), and subject to your execution of a general release of claims against the Company in a form satisfactory to the Company, you will be entitled to the continuation of your annual base salary for a period commencing on the date of termination and ending on the six (6) month anniversary of termination.  In the event that the Company terminates you without Cause during the one-year period immediately following a Change in Control, and subject to your execution of a general release of claims against the Company in a form satisfactory to the Company, you will be entitled to the continuation of your annual base salary for a period commencing on the date of termination and ending on the twelve (12) month anniversary of termination.

“Cause” shall include:  your negligence, neglect of duties, incompetence, dishonesty, willful disobedience of a material and lawful instruction of CEO or the Board of Directors of the Company, or breach of any provision of this Agreement; an order entered by the Securities and Exchange Commission or a state regulatory agency or exchange on which the Company’s securities are traded finding that you have violated the securities laws; or your indictment, conviction or plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude.

“Change in Control” means the occurrence of one of the following events:  (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act (the “Exchange Act”) of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially of its assets; or (iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company (or such surviving entity or its parent) outstanding immediately after such merger or consolidation.

Confidentiality, Nonsolicitation and Noncompete Agreement.  You agree to execute and abide by the terms of the Company’s Confidentiality, Nonsolicitation and Noncompete Agreement which is attached hereto and which terms are incorporated herein by reference.  The Company’s offer of employment is conditioned upon your execution of the Confidentiality, Nonsolicitation and Noncompete Agreement.

Governing Law.  This Agreement and your employment shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

This Agreement and the Confidentiality, Nonsolicitation and Noncompete Agreement represent the entire agreement regarding the terms and conditions of your employment and supersede and completely replace any prior oral or written communication on this subject.

Please indicate your acceptance of the foregoing terms by signing below and returning a copy of this Agreement and the Confidentiality, Nonsolicitation and Noncompete Agreement to me via hand delivery, electronic mail or facsimile.

Very truly yours,

/s/ Donald R. Uzzi
Donald R. Uzzi
Chairman and CEO

Agreed and Accepted:

Date: December 17, 2010

Signature:	/s/ Michael A. Berman
Michael A. Berman